PERSONAL & CONFIDENTIAL

February 24, 2014

[Name]
[Address 1]
[Address 2]

Dear [Name],

As we have discussed, ViSalus, Inc. (the “Company”) is offering you participation in a Long-Term Incentive Program (“LTIP”) in exchange for your agreement to defer your receipt of a portion of your 2014 salary until March 15, 2015, as described below. If you agree to the terms of this letter agreement, please complete the deferral election box below and sign where indicated below on or before February 28, 2014. The LTIP is subject to the approval of the boards of directors of the Company and Blyth, and will be requested in early March. If the boards approve the LTIP, the amount of base salary you elect to defer below (“your Deferred Amount”) will be paid to you on March 15, 2015.

If you elect to make a deferral and agree to the Benefit Reduction (defined below), in addition to being repaid your Deferred Amount, you will be granted an award under the LTIP (subject to board approval). The LTIP award is a performance award payable in cash. The amount of your LTIP award will depend on your Deferred Amount. If you elect to defer under 50% of your base salary during the deferral period, the LTIP award will equal your Deferred Amount. If you elect to defer 50% or more of your base salary during the deferral period, the LTIP award will equal two (2) times your Deferred Amount. The LTIP award will be paid if the Company attains the Performance Target (described below) and you continue to be employed by the Company through the LTIP payment date. The LTIP payment will occur as soon as practicable after the Company attains, and calculates, the Performance Target (which will be the same date for all participants in the LTIP).

The “Performance Target” means the trailing twelve month EBIT (earnings of the Company before interest expenses and taxes) of $20 million or more, calculated based on the Company’s pro-forma financial statements prepared in accordance with GAAP.

Deferral Election:

•
I elect to defer __% of the Base Salary (as defined in my Employment Agreement) payable to me for services performed from March 24, 2014 through September 19, 2014 excluding health and wellness benefit premiums. Initial here: _____

Benefit Reduction

You agree that you will not be eligible to earn an Annual Bonus in respect to calendar year 2014 and that matching contributions will not be made to your account under the ViSalus, Inc. 401(k) Plan for the remainder of the 2014 plan year effective with the salary deferral (collectively, the “Benefit Reduction”).

Please note that this letter agreement does not give you any right to employment or continued employment with the Company or any of its affiliates for any period of time. You acknowledge and agree that, notwithstanding any provision to the contrary in your Employment Agreement, entered as of June 26, 2013, by and between you and the Company (the “Employment Agreement”), (a) the amounts deferred hereunder will be paid in accordance with the terms hereof, and (b) the Benefit Reduction shall not constitute grounds for your resignation for Good Reason (as defined in the Employment Agreement) nor a breach of Sections 5(b) and 5(d) of the Employment Agreement, and you will not claim otherwise. This letter agreement may not be changed orally but only by an agreement in writing signed by you and the Company.

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PERSONAL & CONFIDENTIAL

The Board of Directors of the Company shall have the power to interpret and administer this letter agreement and to make any determination and take any action that the Board deems necessary for the administration of this letter agreement, and any such interpretation, determinations or action shall be binding on all persons.

It is intended that your Deferred Amount will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended.

If you have any questions about this program, please contact me.

Sincerely yours,

Tyler P. Schuessler
Chief Administrative Officer

Acknowledged and Agreed:

________________________Date: February ___, 2014
[Name]

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